TOLLAND BANK
1997 Stock Incentive Plan for Directors, Officers and Key Employees
This 1997 Stock Incentive Plan (the "Plan") governs grants of options to purchase shares of the Common Stock, $1.00 par value (the "Stock") of Tolland Bank (the "Bank"), awards of restricted stock, and awards of stock appreciation rights by the Bank to officers and certain key executives of the Bank. The Plan also provides for certain non-discretionary grants of options to directors. The Plan is intended to provide additional incentives to promote the future success and growth of the Bank by providing participants with a direct stake in the Bank and, in the case of officers and key executives, to encourage qualified persons to seek and accept employment with the Bank. The Plan is effective April 1, 1997.
I. Administration of the Plan.
A. The Plan shall be administered by the Personnel Committee (the
"Committee") as appointed from time to time by the Board of Directors of the Bank, a majority of which Committee shall consist of members of the Board of Directors who are not, and were not at any time during the one-year period prior to such appointment, employees of the Bank or any affiliate of the Bank. No director of the Bank serving as a member of the Committee shall be eligible, at any time, to be granted options or awarded restricted stock or stock appreciation rights under the Plan, except for the non-discretionary grants of options to directors pursuant to paragraph 4(d), below.
B. Within the limits of the Plan, except for the non-discretionary grants of options to directors pursuant to paragraph 4(d), below, the Committee shall determine the individuals to whom, and the times at which, options shall be granted and awards made, the type of option to be granted and the number of shares subject to each option. The Committee may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and options granted hereunder as may be necessary or desirable and include such further provisions or conditions in such options as it deems advisable. Any determination or interpretation made by the Committee hereunder shall be conclusive and binding upon both the Bank and the participant.
II. Shares Subject to the Plan.
A. The maximum aggregate number of shares of Stock that may be issued under the Plan is 150,000 shares of Common Stock. However, the number of shares that may be issued per year shall not exceed 20,000 multiplied by the number of years the Plan has been in effect, rounding up any fractional years to the next whole year, and no more than 20,000 shares in the aggregate may be awarded as restricted stock or stock appreciation rights. Subject to any required approvals by state or federal bank regulatory authorities, the limits specified in the immediately preceding sentence may be waived by the Committee if there is either (i) a change in control within the meaning of the Bank Holding Company Act of 1958 or the Change in Bank Control Act of 1978 (each as amended) or (ii) a determination by the Committee that such a change in control has been threatened and that such threat of change in control is not in the best long-term interests of the Bank and its stockholders.
B. In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the Stock, the aggregate number and kind of shares or securities of the Bank that may be issued under the Plan and the price of such shares, shall be appropriately adjusted by the Committee (whose determination shall be conclusive and binding upon both the Bank and the participant) so that the proportionate number of shares or securities shall be maintained as before the occurrence of such event.
C. Whenever options under the Plan lapse or terminate or otherwise become unexercisable, the shares of Stock that were subject to such options may again be made subject to options under the Plan. The Bank shall at all times while the Plan is in force reserve such number of shares of Stock as will be sufficient to satisfy the requirements of the Plan.
III. Participants.
 Options (other than the non-discretionary grants of options to directors pursuant to paragraph 4(d), below), stock appreciation rights and restricted stock awards may be granted only to officers and other key employees who are employed by the Bank or one of its subsidiaries ("Key Executives"), provided that the Committee may exclude any individual from eligibility under the Plan. Options or stock appreciation rights (but not restricted stock) may be granted or awarded to a non-employee director of the Bank who is not also a member of the Committee. The foregoing notwithstanding, Incentive Stock Options may be awarded only to persons eligible under the Internal Revenue Code.
IV. Options.
A. Options may be granted under the Plan either as Incentive Stock
Options under Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code") (or any successor section) other than the non-discretionary grants of options to directors pursuant to paragraph 4(d), or as non-statutory stock options. Options may be granted from time to time by the Committee, provided that no Incentive Stock Option shall be granted hereunder after 10 years from the date hereof, or if the limitation of $100,000 set forth in the Code on the aggregate fair market value of Stock underlying Incentive Stock Options exercisable for the first time by a participant in any calendar year (or such other limitation as the Code may prescribe) would be exceeded. The granting date for each option shall be the date on which it is approved by the Committee, or such later date as the Committee may specify. Options granted hereunder shall be evidenced by stock option certificates in such form not inconsistent with the Plan (which in the case of Incentive Stock Options shall conform to the requirements for an Incentive Stock Option contained in the Code) as the Committee may from time to time determine. The form of such options may vary among optionees.
B. (i)	In the case of Incentive Stock Options, the price per share
at which Stock may from time to time be optioned shall be determined by the Committee at the time of grant, provided that such price shall not be less than 100 percent of the fair market value (110 percent in the case of employees who own or are deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Bank or any subsidiary of the Bank) of a share of Stock on the granting date as reasonably determined by the Committee in good faith (or such other minimum price as the Committee may prescribe).
1. In the case of non-statutory stock options, other than the non-discretionary grants of options to directors pursuant to paragraph
4(d), the price per share at which Stock may from time to time be optioned shall be determined by the Committee at the time of grant.
2. Stock purchased upon exercise of an option under the Plan shall be paid for in cash or by certified check payable to the order of the Bank, provided that the Committee may in its discretion permit the option price to be paid in whole or in part with shares of Stock of the
Bank having a fair market value as determined by the Bank equal in amount to the option price, by a recourse note, in installments, or by delivery of a properly executed notice together with an undertaking by a broker to deliver promptly to the Bank sale or loan proceeds equal in amount to the option price.
C. Other than with regard to the non-discretionary grants of options to directors pursuant to paragraph 4(d), below, the Committee shall determine the term of all options (provided in the case of an Incentive Stock Option that the term shall not be greater than the term prescribed by the Code, which is currently by 5 years in the case of employees who own or are deemed to own more than 10 percent of the total combined voting power of all classes of stock of the Bank or any subsidiary of the Bank and 10 years in the case of other employees), the time or times that options are exercisable and whether they are exercisable in installments. In the case of an option made exercisable in installments, the Committee may later determine to accelerate the time at which one or more of such installments may be exercised.
D. Notwithstanding any other provision of the Plan to the contrary, the only grants or awards to directors of the Bank who are not also Key Executives shall be the following non-discretionary grants of stock options. On April 1, 1997 each director shall be granted non-statutory stock options to purchase a number of shares of stock equal to 1,000 shares multiplied by the number (rounded down to the nearest whole number) of whole five-year periods of service as a director completed as of such date. Thereafter during the term of this Plan, each director shall be granted non-statutory stock options to purchase 1,000 shares of Stock on each date that marks completion of a whole five-year period of service as a director. The price of such options shall be the fair market value of the Stock on the date of grant (determined by the average of the high and low trading values, on such date), shall be for a term of no longer than ten years from the date of grant, and shall be immediately exercisable upon grant.
V. Other Provisions Relating to Options.
A. Options granted under the Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution. Each option shall be exercisable, during a participant's lifetime, only by him or her. After a participant's death, an option shall be exercisable only by the executor, administrator or other legal representative of the estate of the participant (the "Representative") and only to the extent provided in
Section 5(c) hereof.
B. In the event of a consolidation or merger of the Bank with another corporation, the sale or exchange of all or substantially all the assets of the Bank or a reorganization or liquidation of the Bank, each holder of any outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property that such holder would have been entitled to receive upon the occurrence of such event if such holder had been, immediately prior to such event, the holder of the number of shares of Stock purchasable under his or her option or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Committee may upon written notice to each holder of an outstanding option provide that such option shall terminate on a date not less than 20 days after the date of such notice unless theretofore exercised. In connection with such notice, the Committee may in its discretion accelerate or waive any deferred exercise period.
C. Options granted under the Plan may contain such provisions as the
Committee shall approve permitting part or all of the options to become exercisable without regard to any deferred exercise period in the event of any change in control of the Bank.
D. In the event that the Committee shall at any time prior to the exercise in full by a participant of options held by him or her (and regardless of whether such participant is then in the employ of or is a director of the Bank) determine that such participant either before or after the termination of his or her employment or directorship with the Bank has committed an act of misconduct for which such participant could have been discharged for cause by the Bank or has participated or engaged in any business activity determined by the Committee to be in any way harmful or prejudicial to the interests of the Bank, such options shall forthwith terminate, and notwithstanding any other provisions hereof, such participant shall not thereafter be entitled to exercise such options in whole or in part. Any determination made by the Committee hereunder shall be conclusive and binding upon both the Bank and the participant.
E. In the case of a participant who is a director granted options pursuant to paragraph 4(d), above, and who terminates service as a director for any reason before having exercised all such granted options, such options may be exercised in whole or in part within one year of the date of termination. If a participant's employment with the Bank or any subsidiary corporation, or a corporation (or parent or subsidiary corporation of such corporation) issuing or assuming a stock option in a transaction to which
Section 424(a) of the Code (or any successor section) applies, is terminated for any reason otherwise than by his or her death or disability (within the meaning of Section 22(e)(3) of the Code (or any successor section)), he or she may exercise the options that he or she had been granted hereunder to the extent exercisable at the time of such termination only within 30 days from the date of termination. If a participant's employment is terminated by reason of disability, such options may be exercised within 90 days from the date of termination to the extent exercisable on the date of termination.
Upon the death of a participant, the particpant's Representative shall have the right, at any time within one year after the date of death, to exercise in whole or in part any options that were available to the participant at the time of his or her death. Notwithstanding the foregoing, no option shall be exercisable after the expiration of the applicable exercise period.
F. Other than the non-discretionary grants of options to directors pursuant to paragraph 4(d), above, the Committee may modify or extend, subject to the terms and conditions and within the limitations of the Plan, and subject to the Code in the case of incentive stock options, outstanding options (to the extent unexercised) and authorize the granting of new options in substitution therefor. Without limiting the generality of the foregoing, the Committee may grant to a participant, if he or she is otherwise eligible and consents thereto, a new or modified option in lieu of an outstanding option for a number of shares at an exercise price and for a term that are greater or less than under the earlier option and may do so by cancellation and regrant, amendment, substitution or otherwise, subject only to the general limitations and conditions of the Plan. No modification of an option shall, without the consent of the participant, adversely affect his or her rights under any option theretofore granted under the Plan.
G. Options may be granted under the Plan in substitution for options held by employees of a corporation who become employees of the Bank or any subsidiary corporation of the Bank eligible to receive options under the Plan as a result of an acquisition transaction. The terms and conditions of the substitute options granted may vary from those set forth in the Plan to the extent deemed appropriate by the Committee to conform to the provisions of the options for which they are substituted.
VI. Restricted Stock Awards.
A. Notice.  The Committee shall promptly provide each Key Executive designated by the Committee to receive a restricted stock award ("Recipient") with written notice setting forth the amount of the award and such other terms and conditions of the award as may be considered appropriate by the Committee.
B. Restrictions on Transfer.  The shares of Common Stock transferred pursuant to a restricted stock award shall be subject to the following restrictions:
a) No shares of Common Stock subject to awards granted under the Plan may be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated unless, until and then only to the extent that the restrictions set forth in this paragraph 6(b)(i) shall have lapsed in accordance with paragraph 6(c).
b) Stock certificates evidencing shares of Common Stock
transferred pursuant to a registered stock award shall be issued in the sole name of the Recipient (but shall be held by the Bank until the restrictions shall have lapsed in accordance with the terms of the award and the Plan) and shall bear a legend which, in part, shall provide that:
 "The shares of Common Stock of Tolland Bank, evidenced by this certificate are subject to the terms and restrictions of the
Tolland Bank 1997 Stock Incentive Plan.  Such shares are subject to forfeiture or cancellation under the terms of said Plan, and such shares shall not be sold, transferred, assigned, pledged, encumbered or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from
Tolland Bank upon request."
C. Lapse of Restrictions.  The restrictions set forth in paragraph
6(b) shall lapse as follows:
a) Such restrictions shall lapse with respect to the shares of
Common Stock awarded pursuant to a specific restricted stock award at the times determined by the Committee and on the terms stated in the notice of the award. Such restrictions shall lapse only if on the date restrictions are to lapse the Recipient has been a Key Executive continuously from the time of the award to such date of lapse.  The purpose of the restrictions is to provide an incentive to each Recipient to remain with the Bank and to perform assigned tasks and
responsibilities in a manner consistent with the best interests of the
Bank and its stockholders.
b) In the event of the termination of employment of a
Recipient, except as specified in paragraph 6(c)(iii) below, all shares of Common Stock still subject to restrictions shall be returned to or canceled by the Bank and shall be deemed to have been forfeited by the Recipient unless and then only to the extent that the Committee shall, in its sole discretion, elect in writing to waive said return and forfeiture in accordance with paragraph 6(c)(iv) below.
c) In the event of the termination of employment of a
Recipient by reason of death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, any outstanding restrictions in respect of any restricted stock awarded to such
Recipient will automatically lapse, and the shares of Common Stock subject to the award shall be distributed to the Recipient or, in the case of death, to his or her estate.
d) The Committee may at any time in its sole discretion
accelerate the lapse of, or waive, all or any portion of the restrictions remaining in respect of any restricted stock award.
D. Rights as a Shareholder. Upon issuance of the stock certificates evidencing a restricted stock award and subject to the restrictions set out in paragraph 6(b), the Recipient of an award shall have all of the rights of a shareholder of the Bank with respect to the shares of Common Stock represented by such award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect to such shares, provided that any stock dividends received on shares of restricted stock shall be subject to the same restrictions as such underlying shares until the restrictions on such underlying shares lapse.
VII. Stock Appreciation Rights
A. Stock appreciation rights ("SAR"s) may be granted by the
Committee independent of or in tandem with any stock option at the time of grant of such option.
B. SARs granted in tandem with options shall be subject to the following terms and conditions, plus any other conditions not inconsistent with the Plan.
a) Stock appreciation rights shall be exercisable, in
whole or in part, at such time or times and to the extent that the option to which they relate shall be exercisable, and shall expire simultaneously with the option to which they relate.
b) Upon exercise of an SAR, the related option or portion
thereof shall be surrendered to the Bank in exchange for payment by the Bank of shares of Common Stock (at the fair market value thereof) or cash or a combination thereof, as the Committee may determine in its own discretion, in an amount equal to the excess of the aggregate fair market value of the shares subject to the option or portion thereof being surrendered over the aggregate option price thereof; provided, however, that fractional shares shall not be issued.  Any option, to the extent surrendered, shall thereupon cease to be exercisable.
c) An officer who holds exercisable stock appreciation
rights and who desires to receive cash or a combination of cash and shares of Common Stock must exercise such stock appreciation rights during a restricted period beginning on the third business day following the date of the public announcement of the quarterly or annual earnings of the Bank and ending on the twelfth business day following such date.  Upon exercise of a stock appreciation right pursuant to this paragraph, the officer shall be entitled to receive the exercise value of the number of stock appreciation rights being exercised in cash, shares of Common Stock valued at their fair market, or a combination of cash and shares of Common
Stock, as the Committee may determine in its sole discretion.
d) Stock appreciation rights shall be transferable only
when the options to which they relate are transferable, and under the same conditions.
e) A stock appreciation right may be exercised only when
the market price of Common Stock exceeds the option price of the option to which the stock appreciation right relates.
C. SARs granted independently of options shall be exercisable at such time or times, and on such conditions, as the Committee may specify.
D. The Committee may at any time accelerate the time at which all or any part of the SARs may be exercised.
VIII. Withholding Taxes.
 (a)	Upon the exercise of non-statutory stock options, the
participant shall be required to pay to the Bank or authorize the Bank to deduct from other amounts payable to the participant the amount of any taxes that the Bank is required to withhold with respect to such exercise.  The participant may elect to satisfy such withholding obligation by (a) delivering to the Bank Stock owned by such individual having a fair market value equal to such withholding obligation or (b) requesting that the Bank withhold from the shares of Stock to be delivered a number of shares of Stock having a fair market value equal to such withholding obligation.
 (b)	In the case of an Incentive Stock Option, the participant
shall be required (a) to inform the Bank promptly of any disposition
(within the meaning of Section 424(c) of the Code (or any successor section) and the rules thereunder) of Stock received upon exercise, and
(b) to pay to the Bank or authorize the Bank to deduct from other amounts payable to the participant the amount of any taxes that the Bank is required to withhold with respect to such disposition.
 (c)	In the case of Restricted Stock Awards or Stock Appreciation
Rights, the Bank shall have the right to withhold the amount of taxes the Bank is required to withhold from the amount awarded, or from the amount paid, or from other amounts payable to the participant.
IX. Amendment or Termination.
The Committee may amend or terminate the Plan at any time, provided that any such amendment shall be subject to the approval of the stockholders of the Bank in accordance with applicable law and regulations if such approval is necessary to satisfy the requirements of Rule 16b-3 (or any successor rule) under the Exchange Act or other regulatory requirements. Unless hereafter amended to provide for a different termination date, the Plan shall terminate on March 31, 2007.